Exhibit 99.1

January 31, 2006	Contact: Craig McCollam Dionex Corporation 408-481-4107
DIONEX REPORTS RECORD SALES FOR THE SECOND QUARTER
– MEETING GUIDANCE
FOR RELEASE TUESDAY, JANUARY 31, 2006, 1:05 P.M. PST
Sunnyvale, California – Dionex Corporation (NASDAQ: DNEX) today announced its results of operations for its second quarter and first six months ended December 31, 2005.
For the second quarter of fiscal 2006, sales were $74.3 million, up from the $74.2 million reported in the second quarter of fiscal 2005. The unfavorable impact of currency fluctuations reduced sales by $2.7 million, or 4%, for the quarter compared to the second quarter of fiscal 2005. Diluted earnings per share were $0.53 for the second quarter. This figure included compensation cost of $1.1 million, net of tax, related to the impact of Statement of Financial Accounting Standards (SFAS) No.123R. Cash flow from operations was very strong, totaling $18 million for the quarter.
For the first six months of fiscal 2006, sales were $142.4 million, an increase of 4%, compared with the $137.4 million reported for the first six months of fiscal 2005. The unfavorable impact of currency fluctuations reduced sales by $2.4 million, or 2%, for the first six months compared with the first six months of fiscal 2005. Diluted earnings per share for the first six months of fiscal 2006 were $0.97. This figure included compensation cost of $2.4 million, net of tax, related to the impact of SFAS No.123R and other income of $1.0 million, net of tax, related to a one-time gain from the favorable settlement of a patent litigation in the first quarter.
During the second quarter of fiscal 2006, the Company repurchased 199,283 shares of its common stock for $9.6 million. In the first six months of fiscal 2006, a total of 585,183 shares were repurchased for $28.4 million.
Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, “We are pleased with the results for this quarter; meeting sales and EPS guidance. We reported record sales over a very strong second quarter last year, strongly improving our gross profit and operating income margins sequentially. These results were achieved despite challenges experienced in Japan and a stronger U.S. dollar than what we anticipated at the beginning of the quarter.

“We experienced continued growth in all geographic regions on a currency adjusted basis and in both major products lines of ion chromatography and HPLC. Sales in North America grew in the single digits representing an improvement from the first quarter. Sales in Europe slightly declined in reported dollars but grew in the mid-single digits in local currencies. Sales in Asia/Pacific grew in the low single digits for the quarter, mainly driven by higher demand in the environmental market. Sales in the Asia/Pacific region were again affected by Japan which saw weaker demand due to continued lower governmental spending. Outside of Japan, sales in Asia/Pacific grew 20% for the quarter driven by strong sales in China and India.
“Demand from our life sciences and environmental markets was up this quarter, partially offset by weaker demand in our chemical/petrochemical, food and beverage, power and electronics markets.
“At the end of the second quarter, we started the implementation of an initiative to centralize some of our field related technical, administrative and support functions within North America and Europe. This initiative is designed to improve our sales and service productivity and customer support and to streamline the related business processes. The initiative will be implemented during the next three quarters. We estimate costs related to this initiative will be approximately $1.5 million, net of tax, which will be incurred over the next three quarters. This initiative is estimated to result in savings in annual operating expenses of approximately $2 million when fully implemented.
“We experienced good momentum in the second quarter and saw growth in our two largest markets. We believe that we are well positioned for solid growth in the second half of fiscal 2006. We estimate that sales in the third quarter of fiscal 2006 will be in the range of $73-$77 million and diluted earnings per share will be in the range of $0.50-$0.56. For the entire year, we estimate that sales will be in the range of $290-$300 million and diluted earnings per share will be in the range of $2.03-$2.11. Excluding the projected stock based compensation expenses related to SFAS No.123R and the aforementioned centralization initiative, our non-GAAP earnings per share will be in the range of $0.56-$0.62 for the third quarter and $2.27-$2.35 for the entire fiscal year. These estimates for the third quarter and the remainder of the fiscal year are based on the following assumptions: (a) demand from our pharmaceutical customers will further improve from the levels observed in the first half of calendar 2005; and (b) foreign currency rates will continue to have a significant unfavorable impact for the remainder of the fiscal year.”
Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.
The Company will discuss second quarter results in a conference call on Tuesday, January 31, 2006, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.Dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Wednesday, February 1, 2006 until 5:00 p.m. PT, Friday, March 31, 2006.
Certain statements contained herein that are not purely historical are forward-looking statements. Factors that may affect sales and earnings causing actual results to differ from these statements are foreign currency fluctuations, competition from other products, economic conditions in the area in which the company sells its products, and existing product obsolescence. These factors and other risk and uncertainties are discussed in greater detail in the Company’s reports on Form’s 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net sales	$74,341	$74,152	$142,441	$137,360
Cost of sales	24,529	24,673	48,299	46,249

Gross profit	49,812	49,479	94,142	91,111

Operating expenses:
Selling, general and administrative	27,800	25,417	54,480	47,835
Research and product development	5,440	5,397	10,974	10,326

Total operating expenses	33,240	30,814	65,454	58,161

Operating income	16,572	18,665	28,688	32,950

Interest income, net	295	257	553	407
Other income (expense)	65	(142)	1,538	313

Income before taxes on income	16,932	18,780	30,779	33,670
Taxes on income	6,032	6,053	10,865	11,279

Net income	$10,900	$12,727	$19,914	$22,391

Basic earnings per share	$0.54	$0.61	$0.99	$1.08

Diluted earnings per share	$0.53	$0.59	$0.97	$1.04

Shares used in computing per share amounts:
Basic	20,038	20,783	20,072	20,750

Diluted	20,554	21,647	20,614	21,570

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2005 AND JUNE 30, 2005
(In thousands)
(Unaudited)

	December 31,	June 30,
	2005	2005

ASSETS

Current assets:
Cash, cash equivalents and short term investments	$60,366	$53,781
Accounts receivable, net	57,141	55,450
Inventories	25,728	26,510
Other current assets	13,984	16,342

Total current assets	157,219	152,083

Property, plant and equipment, net	55,935	53,914
Goodwill and other intangible assets	29,593	27,555
Other assets	4,492	4,601

	$247,239	$238,153

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,513	$10,031
Accrued liabilities	35,696	34,939
Income taxes payable	2,506	1,593
Accrued product warranty	3,549	3,514

Total current liabilities	51,264	50,077

Deferred income taxes and other liabilities	4,076	5,027
Stockholders’ equity	191,899	183,049

	$247,239	$238,153

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